Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:		Media Contact:
Adam D. Derbyshire Senior Vice President Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000	Catherine London Public Relations 917-763-2709

SALIX PRESENTS NEW RIFAXIMIN PHASE IIB DATA DEMONSTRATING

SIGNIFICANT AND SUSTAINED IMPROVEMENT IN DIARRHEA–ASSOCIATED

IRRITABLE BOWEL SYNDROME (D-IBS)

Results Presented at Digestive Disease Week 2008 Further Support Potential of

Non-absorbed, Gut-selective Antibiotic as Novel Treatment for IBS Symptoms

San Diego, CA – May 20, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced findings from two analyses of the Phase IIb clinical trial of rifaximin, its non-absorbed, gut-selective antibiotic for the treatment of patients with diarrhea–associated irritable bowel syndrome (d-IBS). Data presented at Digestive Disease Week 2008 showed that patients treated with rifaximin demonstrated statistically greater clinical improvement in both co-primary endpoints of adequate relief of global IBS symptoms (SGA) and of adequate relief of bloating (BL) compared to placebo, and the safety profiles were similar between rifaximin and placebo. Improvements were sustained for 12 weeks of follow-up despite cessation of therapy after 14 days. Data from a supplemental analysis found that the most significant predictors of clinical response were daily bloating and abdominal pain.

Rifaximin, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin), currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea caused by non-invasive strains of Escherichia coli.

“These findings provide additional support for the potential sustained benefit of rifaximin – a non-absorbed and gut-selective antibiotic – as a novel short-term treatment with a long-term response,” said Anthony Lembo, MD, Director of the GI Motility Center at the Beth Israel Deaconess Medical Center in Boston, MA. “Rifaximin appears to prevent the return of d-IBS symptoms to baseline after treatment is normally stopped.”

Dr. Lembo presented data from a Phase IIb multi-center, double-blind, placebo-controlled, randomized trial (Abstract #T1390) that evaluated the short-term and sustained effectiveness of rifaximin in relieving symptoms of d-IBS compared to placebo as diagnosed by Rome II criteria. The primary comparison consisted of two groups of adult patients with d-IBS that received rifaximin 550 mg twice daily or placebo for 14 days, followed by an additional 14 days of placebo in both groups and a 12-week follow-up phase. The results demonstrate that the patients who received rifaximin had significant improvement compared to placebo in both co-primary endpoints of adequate relief of SGA (52% vs. 44% respectively, P=0.03) and adequate relief of BL (46% vs. 40%, P=0.04), with sustained response up to 12 weeks after treatment was discontinued. Rifaximin was well tolerated, with a safety profile similar to placebo.

“We consider this study – in which rifaximin reached statistical significance in not one, but two, primary endpoints – adequate relief of d-IBS symptoms and bloating – to be the most demanding assessment of the antibiotic treatment of d-IBS to date,” said Bill Forbes, Pharm.D, Vice President, Research and Development, Salix. “These results provide additional support on which to base our pursuit of FDA market clearance for rifaximin as a new treatment for non-constipating irritable bowel syndrome.”

Rifaximin also improved both SGA and BL in equal to or greater than four weeks (p<0.05), during all four weeks (p=0.02), and at week three (p<0.02) and week four (p<0.02). At week four (end of treatment phase) rifaximin patients achieved relief of SGA (53%) and BL (50%) versus placebo patients (43%) and (42%), respectively; p=0.01. The beneficial effects of rifaximin compared to placebo were maintained during the 12-week follow-up period. At the end of the 12-week follow-up, rifaximin treatment resulted in an improvement in SGA versus placebo (62% versus 49%, respectively; p<0.05) and BL (59% versus 51%, respectively; p<0.05).

Yehuda Ringel, MD, Assistant Professor of Medicine at the University of North Carolina at Chapel Hill School of Medicine and Coordinator of the Center for Functional GI & Motility Disorders, in Chapel Hill, NC presented data (Abstract #T1406) from a supplemental analysis of the Phase IIb study (Abstract #T1390) that evaluated the potential predictors of clinical response in patients with d-IBS. Rifaximin treatment demonstrated significant improvement in SGA compared to placebo (52% versus 44%, respectively; p=0.03) and in BL compared to placebo (46% versus 40%, respectively; p=0.04). The most noted confounders of clinical response were daily bloating, abdominal pain and use of rescue medications.

Adjusting for rescue medication use, the subgroup of patients with mild-to-moderate abdominal pain demonstrated greater improvement with rifaximin versus placebo for SGA (50% versus 39%; respectively; p=0.04) and for BL (44% versus 35%; respectively; p=0.09). A similar analysis for daily bloating demonstrated rifaximin achieved a significant clinical response versus placebo for SGA (56% versus 41%, respectively; p=0.006) and BL (47% versus 36%; respectively; p=0.03). Patient demographics, including age, sex, IBS duration, IBS subtype (d-IBS and a-IBS), diabetes history, screening colonoscopy, as well as use of rescue medications, need for screening colonoscopy and baseline IBS symptoms were evaluated as potential confounders of response.

About IBS

Among one of the most common chronic conditions, irritable bowel syndrome (IBS) affects approximately 14% of adults in the United States. IBS includes altered bowel habits with abdominal pain and discomfort. Among other contributors, recent science has shown that alterations in gut flora / bacteria have been identified as a potentially important contributor to the pathophysiology of IBS. Small intestinal bacterial overgrowth, a condition associated with excessive numbers of bacteria in the small intestine, may underlie some of the gastrointestinal symptoms associated with IBS.

About XIFAXAN

XIFAXAN® (rifaximin) is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens.

XIFAXAN is under investigation in the United States as a treatment for irritable bowel syndrome. In the United States, the FDA granted marketing clearance for XIFAXAN tablets 200 mg indicated for the treatment of patients (>12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin has been used in Italy for 23 years and is approved in 23 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix® .

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix also markets COLAZAL® (balsalazide disodium) Capsules 750 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets PEPCID® (famotidine)

for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (azathioprine Tablets, USP, 75/100 mg) , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Balsalazide tablet, encapsulated mesalamine granules, vapreotide acetate, metoclopramide-Zydis® and (XIFAXAN®) rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; our need to return to profitability; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

# # #